300 E. Rio Salado Pkwy. Bldg. 1
Tempe, AZ 85281
Office: 602.922.9866

Exhibit 33.4
Management’s Assessment of Compliance with Applicable Servicing Criteria
1. Carvana, LLC ( “Carvana”), as sponsor and administrator, is responsible for assessing compliance with the Applicable Servicing Criteria (defined below) as of December 31, 2025, and for the year ended December 31, 2025 (the “Reporting Period”). The transactions covered by this report consist of all publicly-registered asset-backed securities transactions for which Carvana acted as sponsor and administrator involving a pool of fixed rate retail installment contracts used to finance the purchase of used cars and light trucks (the “Platform”). The asset-backed securities transactions included in the Platform are set forth in Appendix A hereto.
2. Carvana used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess its compliance with the following servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB (collectively, the “Applicable Servicing Criteria”): (1)(i), (1)(iii), (3)(i)(C), and (d)(4)(iii). All other servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB are inapplicable to Carvana based on the activities it performs with respect to the Platform.
3. With respect to servicing criterion set forth in Item 1122(d)(3)(i)(c), reports to investors, including those to be filed with the Commission, were not maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports were not filed with the Commission as required by its rules and regulations. Carvana became aware on February 11, 2025 that the Form 10-D and ABS-EE filings for the Carvana Auto Receivables Trust 2024-P4 transaction for activity during the December collection period were not filed on EDGAR within fifteen calendar days of the January 2025 distribution date. Such reports were filed on EDGAR on Wednesday, February 12, 2025.
4. While the servicer’s certificate was not filed within the required timeframe as stipulated by the transaction agreement, the servicer’s certificate associated with such Form 10-D was delivered to investors in the required timeframe and all distributions to investors were correct and timely. Carvana has since instituted policies and procedures, including enhanced reviews of the servicer’s certificates provided by the Servicer and clearer lines of communication associated with the distribution of the finalized monthly servicer’s certificates, to assure that such material instance of noncompliance does not occur in the future.
5. Based on such assessment, except for the material instance of noncompliance described in the paragraph above, Carvana has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2025, and for the Reporting Period with respect to the Platform taken as a whole.
6. Grant Thornton LLP, an independent registered public accounting firm, has issued an attestation report on Carvana’s compliance with the Applicable Servicing Criteria as of December 31, 2025, and for the Reporting Period..
March 26, 2026

Carvana, LLC

By:	/s/ Paul W. Breaux

Name:	Paul W. Breaux

Title:	Vice President, Secretary

Appendix A
Carvana Auto Receivables Trust 2021-N1
Carvana Auto Receivables Trust 2021-P1
Carvana Auto Receivables Trust 2021-N2
Carvana Auto Receivables Trust 2021-P2
Carvana Auto Receivables Trust 2021-N3
Carvana Auto Receivables Trust 2021-P3
Carvana Auto Receivables Trust 2021-N4
Carvana Auto Receivables Trust 2021-P4
Carvana Auto Receivables Trust 2022-P1
Carvana Auto Receivables Trust 2022-P2
Carvana Auto Receivables Trust 2022-P3
Carvana Auto Receivables Trust 2024-P2
Carvana Auto Receivables Trust 2024-P3
Carvana Auto Receivables Trust 2024-P4
Carvana Auto Receivables Trust 2025-P1
Carvana Auto Receivables Trust 2025-P2
Carvana Auto Receivables Trust 2025-P3
Carvana Auto Receivables Trust 2025-P4
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